Exhibit 99.6

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of this              day of May, 2006, between Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”), and                          (the “Indemnitee”).

WHEREAS, it is important to Sprint Nextel to attract and retain as directors and officers for itself and its subsidiaries the most capable persons available; and

WHEREAS, the Bylaws of Sprint Nextel (the “Bylaws”) provide for the indemnification of any person that is serving at the request of Sprint Nextel as a director, officer or employee of any other enterprise (any such person, a “Covered Person”) as authorized by K.S.A. 17-6305 (the “State Statute”); and

WHEREAS, Sprint Nextel acknowledges that it has requested Indemnitee to serve as a director of Embarq and that Indemnitee is therefore a Covered Person;

WHEREAS, such Bylaws and the State Statute specifically provide that they are not exclusive, and thereby contemplate that contracts may be entered into between Sprint Nextel and Covered Persons with respect to indemnification; and

WHEREAS, in accordance with the authorization provided by the State Statute and the Bylaws, Sprint Nextel has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance (“D & O Insurance”), covering certain liabilities which may be incurred by Covered Persons in the performance of their services for Sprint Nextel; and

WHEREAS, recent developments with respect to the terms and availability of D & O Insurance and with respect to the application, amendment and enforcement of statutory and bylaw indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded thereby; and

WHEREAS, in order to resolve such questions and thereby induce the Indemnitee to agree to serve as a director of Embarq Corporation, a Delaware corporation (“Embarq”), while it is a wholly owned subsidiary of Sprint Nextel, Sprint Nextel has determined and agreed to enter into this contract with the Indemnitee;

NOW, THEREFORE, in consideration of the premises and of Indemnitee’s agreeing to serve as a director of Embarq, the parties hereto agree as follows:

l. Indemnity. Sprint Nextel hereby agrees to hold harmless and indemnify the Indemnitee, to the full extent permitted by law, commencing on the date on which the Indemnitee became a director of Embarq:

a. Against any and all expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the Indemnitee at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnitee was a director of Embarq prior to or at the effective time of the distribution of shares of common stock of Embarq by Sprint Nextel as contemplated by the Registration Statement on Form 10 filed by Embarq under the Securities Exchange Act of 1934, as amended (such distribution of shares, the “Distribution,” and such effective time, the “Distribution Time”), or by reason of anything done or not done by Indemnitee in any such capacity prior to or at the Distribution Time; and

b. Against any and all expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in serving or preparing to serve as a witness or other participant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, if Indemnitee is such a witness or participant by reason of the fact that the Indemnitee was a director of Embarq prior to or at the Distribution Time.

2. Specific Limitations on Indemnity.

a. If (i) the “Separation” and “Distribution” under the Separation and Distribution Agreement between Embarq and Sprint dated as of May 1, 2006 (the “SDA) has occurred, and (ii) Sprint Nextel has transferred to Embarq the “Embarq Group Assets” as required by the SDA, then Sprint Nextel is not required to indemnify the Indemnitee under this Agreement, unless the action for which indemnity is sought was an action required or contemplated under the SDA or any Ancillary Agreement to implement the “Separation” or “Distribution.”

b. Notwithstanding any other provision hereof, Indemnitee shall not be entitled to indemnification under this Agreement:

i. In respect to remuneration paid to or advantage gained by the Indemnitee if it shall be determined by a final judgment or other final adjudication that the Indemnitee was not legally entitled to such remuneration or advantage;

ii. On account of the Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct;

iii. Prior to a Change in Control (as defined in Section 4(d)), in respect of any action, suit or proceeding initiated by the Indemnitee against Sprint Nextel or any of its subsidiaries or any director or officer of Sprint Nextel or any of its subsidiaries unless Sprint Nextel has joined in or consented to the initiation of such action, suit or proceeding, except (i) as set forth in Section 12(b) hereof, (ii) in respect of any counterclaims made against Indemnitee in any such action, suit or proceeding, and (iii) to the extent Indemnitee seeks contribution or apportionment of an award or settlement against Indemnitee and against Sprint Nextel or any of its subsidiaries and/or any other director or officer of Sprint Nextel or of any of its subsidiaries;

iv. In respect of anything done or not done by Indemnitee or other matter occurring after the Distribution Time.

3. Advance of Expenses and Payment of Indemnification. Upon the written request of Indemnitee, expenses that are subject to indemnification under this Agreement shall be advanced by Sprint Nextel within five business days of receipt of such request. Subject to Section 4(a), indemnification shall be made under this Agreement no later than sixty (60) days after receipt by Sprint Nextel of the written request of Indemnitee, which written request shall identify the expenses, judgments, fines and amounts paid in settlement for which indemnification is requested. Written request shall be deemed received three days after the date postmarked if sent by prepaid mail properly addressed to Sprint Nextel at the address set forth in Section 11 hereof.

4. Determination of Indemnification.

a. Subject to Section 12, (i) the obligations of Sprint Nextel under Section 1 shall be subject to the condition that the Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel makes the determination under this Section 4) that Indemnitee would be permitted to be indemnified under applicable law, and (ii) the obligation of Sprint Nextel to make an expense advance pursuant to Section 3 shall be subject to the condition that, if, when and to the extent that it is finally determined that Indemnitee would not be permitted to be indemnified for such expenses under applicable law, Sprint Nextel shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse Sprint Nextel) for all such amounts theretofore paid. Indemnitee’s obligation to reimburse Sprint Nextel for expense advances shall be unsecured and no interest shall be charged thereon.

b. If there has not been a Change in Control or if there has been a Change in Control which has been approved by a majority of Sprint Nextel’s Board of Directors who were directors immediately prior to such Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been a Change in Control (other than a Change in Control which has been approved by a majority of Sprint Nextel’s Board of Directors who were directors immediately prior to such Change in Control) the Reviewing Party shall be the Independent Legal Counsel referred to in Section 4(c). If there has been no determination by the Reviewing Party within the sixty (60) day period referred to in Section 3, the Reviewing Party shall be deemed to have made a determination that it is permissible to indemnify Indemnitee under applicable law.

c. Sprint Nextel agrees that if there is a Change in Control of Sprint Nextel (other than a Change in Control which has been approved by a majority of Sprint Nextel’s Board of Directors who were directors immediately prior to such Change in Control) then Independent Legal Counsel shall be selected by Indemnitee and approved by Sprint Nextel (which approval shall not be unreasonably withheld) and such Independent Legal Counsel shall determine whether the Indemnitee is entitled to indemnification under this Agreement or any other agreement or Articles of Incorporation or Bylaws of Sprint Nextel now or hereafter in effect relating to indemnification. If Independent Legal Counsel is making the determination under this Section 4, such Independent Legal Counsel shall render its written opinion to Sprint Nextel and

Indemnitee as to whether and to what extent the Indemnitee will be permitted to be indemnified. Sprint Nextel agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of Independent Legal Counsel pursuant hereto.

d. “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of Sprint Nextel or a corporation owned directly or indirectly by the stockholders of Sprint Nextel in substantially the same proportions as their ownership of stock of Sprint Nextel, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Sprint Nextel representing 20% or more of the total voting power represented by Sprint Nextel’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Sprint Nextel and any new director whose election by the Board of Directors or nomination for election by Sprint Nextel’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of Sprint Nextel approve a merger or consolidation of Sprint Nextel with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Sprint Nextel outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of Sprint Nextel or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Sprint Nextel approve a plan of complete liquidation of Sprint Nextel or an agreement for the sale or disposition by Sprint Nextel (in one transaction or a series of transactions) of all or substantially all the assets of Sprint Nextel.

“Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Board of Directors of Sprint Nextel or any other person or body appointed by the Board who is not a party to the particular action, suit or proceeding for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

“Independent Legal Counsel” shall mean an attorney, selected in accordance with the provisions of Section 4, who shall not have otherwise performed services for Sprint Nextel or Indemnitee within the last five years (other than in connection with seeking indemnification under this Agreement). Independent Legal Counsel shall not be any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either Sprint Nextel or Indemnitee in an action to determine Indemnitee’s rights under this Agreement, nor shall Independent Legal Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.

“Voting Securities” shall mean any securities of Sprint Nextel which vote generally in the election of directors.

5. Partial Indemnity; Expenses. If the Indemnitee is entitled under any provision of this Agreement to indemnification by Sprint Nextel for some or a portion of the expenses, judgments, fines, penalties and amounts paid in settlement incurred by the Indemnitee, but not for the total amount thereof, Sprint Nextel shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all actions, suits or proceedings relating in whole or in part to an event subject to indemnification hereunder or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against expenses incurred in connection with such action, suit, proceeding, issue or matter, as the case may be.

6. Non-exclusivity. The rights of the Indemnitee under this Agreement shall be in addition to any other rights Indemnitee may have under the Articles of Incorporation or the Bylaws of Sprint Nextel, the Kansas General Corporation Code or otherwise. To the extent that a change in the Kansas General Corporation Code (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles of Incorporation and the Bylaws of Sprint Nextel and this Agreement, it is the intent of the parties hereto that Indemnitee shall by this Agreement be entitled to the greater benefits so afforded by such change.

7. Liability Insurance. To the extent Sprint Nextel maintains D & O Insurance, Sprint Nextel shall maintain coverage for Indemnitee under such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided under such policy or policies in effect for any director or officer of Sprint Nextel.

8. No Duplication of Payments. Sprint Nextel shall not be liable under this Agreement to make any payment in connection with any claim against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder or to the extent that Indemnitee is entitled to be indemnified directly by any insurance company under the individual directors’ and officers’ liability provisions of any D & O Insurance maintained by Sprint Nextel.

9. No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not of itself create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

10. Notification of Proceedings;. Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against Sprint Nextel under this Agreement, notify Sprint Nextel of the commencement thereof. Notice shall be in writing and shall be addressed as follows:

Sprint Nextel Corporation

2001 Edmund Halley Drive

Reston, VA 20191

Attention: General Counsel

Notice shall be deemed received if sent by prepaid mail properly addressed.

11.	Cooperation; Consent to Settlements.

(a)	Indemnitee and Sprint Nextel shall cooperate fully with each other in the defense of any such action, suit or proceeding and each shall provide the other with such information as the other may reasonably require.

(b)	Sprint Nextel shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent (which consent shall not be unreasonably withheld).

12.	Enforcement.

a. Sprint Nextel expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce the Indemnitee to agree to serve as a director of Embarq and acknowledges that the Indemnitee is relying upon this Agreement in agreeing to serve in such capacity.

b. The right to indemnification provided by this Agreement shall be enforceable by Indemnitee in any court in the State of Kansas having subject matter jurisdiction thereof and in which venue is proper. The Indemnitee shall have the right to commence litigation in any such court challenging any determination by the Reviewing Party or any aspect thereof, or the legal or factual bases therefor. Sprint Nextel shall reimburse Indemnitee for any and all reasonable expenses (including attorneys’ fees) incurred by Indemnitee in connection with any claim asserted or action brought by Indemnitee to enforce rights or to collect moneys due under this Agreement, the Articles of Incorporation or the Bylaws of Sprint Nextel or any other agreement with Sprint Nextel now or hereafter in effect relating to indemnification, or any D & O Insurance purchased and maintained by Sprint Nextel, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance coverage, as the case may be, unless the court determines that the claim or action is frivolous or that assertions made therein were made with no reasonable basis.

c. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on Sprint Nextel to establish that Indemnitee is not so entitled.

13. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. The parties agree that the court making such determination that any provision hereof is invalid or unenforceable shall have the power to modify such provision to the minimum extent necessary to avoid a violation of law consistent with the intent of the parties manifested by such provision. If this Agreement or any portion thereof shall be held to be invalid or unenforceable for any reason, Sprint Nextel shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.	Governing Law; Binding Effect; Amendment and Termination.

a. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Kansas.

b. This Agreement shall be binding upon the Indemnitee and upon Sprint Nextel, its successors and assigns (including any transferee of all or substantially all of the assets of Sprint Nextel and any successor by merger or operation of law), and shall inure to the benefit of the Indemnitee, his or her heirs, personal representatives and assigns and to the benefit of Sprint Nextel, its successors and assigns. Sprint Nextel shall require and cause any successor to all or substantially all of its assets, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Sprint Nextel would be required to perform if no succession had taken place.

c. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, and no such waiver shall constitute a continuing waiver.

15. Subrogation. In the event of payment under this Agreement, Sprint Nextel shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SPRINT NEXTEL CORPORATION

By:

Printed Name:

Title:

INDEMNITEE

Printed Name: